Exhibit 4.2
W.P. Carey Inc.
Form Of 3.70% Senior Note, Series B, Due September 28, 2032

No. RB-[ ]	September 28, 2022
€[ ]	PPN: 92936U A@8

For Value Received, the undersigned, W.P. Carey Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [      ], or registered assigns, the principal sum of [ ] (or so much thereof as shall not have been prepaid) on September 28, 2032 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.70% per annum from the date hereof, payable semiannually, on the 1st day of February and August in each year, commencing with the February 1st or August 1st next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, and any overdue payment of any Swap Breakage Loss, at a rate per annum from time to time equal to the greater of (i) 5.70% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros. At any time this Note is a Swapped Note, payments of any Make-Whole Amount or Swap Breakage Loss, if any, are to be made in lawful money of the United States of America. In each case, payments with respect to this Note are to be made at the principal office of the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated August 31, 2022 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and any Swap Breakage Loss) and with the effect provided in the Note Purchase Agreement.
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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

W.P. Carey Inc.
By:
Name:
Title: